Exhibit 99.1
REHABCARE GROUP, INC.
2006 EQUITY INCENTIVE PLAN
(As Amended and Restated Effective May 4, 2010)
          1. PURPOSES. The purposes of this 2006 Equity Incentive Plan (the “Plan”) are (i) to encourage certain employees of RehabCare Group, Inc. (the “Company”), and of such Subsidiaries of the Company as the Committee administering the Plan designates, to acquire Common Stock of the Company or to receive monetary payments based on the value of such stock or based upon achieving certain goals on a basis mutually advantageous to such employees and the Company and thus provide an incentive for continuation of the efforts to employees for the success of the Company and for continuity of employment; and (ii) to induce Directors of the Company to remain Directors of the Company over the long term, to align the Directors’ interests in the Company’s financial performance more directly with those of the stockholders and to aid the Company in competing with other enterprises for the services of new directors. For purposes of this Plan, Subsidiary means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise. This Plan has been amended and restated effective May 4, 2010 (the “Plan Restatement Effective Date”) to increase the number of shares available for issuance pursuant to awards. Unless specifically determined otherwise by the Committee, any amendment providing additional benefits to participants shall not affect any awards outstanding as of the Plan Restatement Effective Date. Any change adversely affecting any such outstanding award shall not apply to such award without the participant’s consent.
          2. ADMINISTRATION. The Plan will be administered by the Compensation and Nominating/Corporate Governance Committee (the “CNCGC”) of the Board of Directors of the Company consisting of two or more Directors as the Board may designate from time to time. The determinations of the CNCGC shall be made in accordance with their judgment as to the best interests of the Company and its stockholders and in accordance with the purpose of the Plan. Determinations, interpretations, or other actions made or taken by the CNCGC pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever. Subject to the express provisions of the Plan, the CNCGC shall have plenary authority to construe and interpret the Plan, to make, amend, and rescind rules and regulations regarding the Plan and its administration, to determine the terms and provisions of the respective award agreements (which need not be identical), and to take whatever action is necessary to carry out the purposes of the Plan. A majority of members of the CNCGC shall constitute a quorum, and all determinations of the CNCGC shall be made by a majority of its members. Any determination of the CNCGC under the Plan may be made without notice or meeting of the CNCGC, by a writing signed by a majority of the CNCGC members.
          3. TYPES OF BENEFITS. The following benefits may be granted under the Plan: (a) stock appreciation rights (“SARs”); (b) restricted stock (“Restricted Stock”); (c) performance awards (“Performance Awards”); (d) stock units (“Stock Units”); (e) incentive stock options (“ISOs”); (f) nonqualified stock options (“NQSOs); and any other type of equity-based award (“Other Equity Awards”), all as described below.
          4. SHARES RESERVED UNDER THE PLAN. Subject to adjustment as provided in Section 16, there is hereby reserved for issuance under the Plan an aggregate of three million (3,000,000) shares of Common Stock of the Company, which may be authorized but unissued or treasury shares. The maximum number of shares that may be issued pursuant to ISOs under this Plan shall be three million (3,000,000) shares. The maximum number of shares that may be issued pursuant to awards to nonemployee Directors under this Plan shall be three hundred thousand (300,000) shares, and no nonemployee Director may receive an award subject to more than fifteen thousand (15,000) shares in any one (1) year period.

          Shares covered by an award shall only be counted as used to the extent they are actually issued. Any shares related to awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the CNCGC’s permission, prior to the issuance of shares, for awards not involving shares, shall be available again for grant under this Plan. Moreover, if the option price of any option granted under this Plan or the tax withholding requirements with respect to any award granted under this Plan are satisfied through the withholding of shares by the Company or by tendering shares to the Company (by either actual delivery or by attestation), or if a SAR is exercised, only the number of shares issued, net of the shares withheld or tendered, if any, will be deemed delivered for purposes of determining the maximum number of shares available for delivery under this Plan.
          The maximum number of shares of Common Stock subject to ISOs, NQSOs, and SARs that may be awarded to any individual shall not exceed one hundred thousand (100,000) shares in any calendar year, except for the chief executive officer for whom the annual maximum shall be two hundred fifty thousand (250,000) shares (each as adjusted in accordance with Section 16). The maximum number of shares of Common Stock subject to Restricted Stock, Performance Awards, Stock Units, and Other Equity Awards that may be awarded to any individual shall not exceed one hundred thousand (100,000) shares in any calendar year. The maximum cash amount payable pursuant to all Performance Awards that may be awarded to any individual shall not exceed ten million dollars ($10,000,000) in any calendar year.
          5. PARTICIPANTS. Participants will consist of such officers, Directors, and key employees of the Company or any designated Subsidiary as the CNCGC in its sole discretion determines have a major impact on the success and future growth and profitability of the Company. Designation of a participant in any year shall not require the CNCGC to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The CNCGC shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits.
          6. AWARD OF BENEFITS. The CNCGC may, in its sole discretion, grant benefits in accordance with the Plan, and establish the timing, pricing, amount, and other terms and conditions of such grants, which need not be uniform with respect to the various participants or with respect to different grants to the same participant. All benefits granted under the Plan shall be granted as of an award date which shall be designated in the particular award agreement. If no award date is so specified, the award date shall be the date that the CNCGC action granting the award is effective. Promptly after each award date, the Company shall notify the participant of the grant of the benefit, and shall deliver to the participant an agreement awarding the benefit, duly executed by and on behalf of the Company.
          7. STOCK APPRECIATION RIGHTS. A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock and the exercise price of the SAR established by the CNCGC, subject to such terms and conditions set forth in a SAR Agreement as may be established by the CNCGC in its sole discretion. At the discretion of the CNCGC, SARs may be exercised (a) in lieu of the exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independent of an option or (e) each of the above in connection with a previously awarded option under the Plan. At the time of grant, the CNCGC may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR. At the discretion of the CNCGC, payment for SARs may be made in cash or shares of Common Stock of the Company, or in a combination thereof. SARs will be exercisable not later than ten (10) years after the date they are granted and will expire in accordance with the terms established by the CNCGC. The grant price of a SAR must be at least equal to one hundred percent (100%) of the fair market value of the shares as determined on the grant date.
          8. RESTRICTED STOCK. Restricted Stock shall consist of Common Stock of the Company issued or transferred under the Plan (other than upon exercise of ISOs, NQSOs, SARs, or as Performance Awards or Stock

Units) at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus. In the case of any Restricted Stock:
          (a) The purchase price, if any, will be determined by the CNCGC.
          (b) Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Company to reacquire such Restricted Stock at the purchase price, if any, originally paid therefore upon termination of the employee’s employment or upon termination of the Director’s services as a member of the Board within specified periods; and (iii) such other restrictions, conditions, and terms as the CNCGC deems appropriate.
          (c) Except as otherwise provided in a participant’s award agreement, the participant shall be entitled to vote the Restricted Stock during the period of restriction.
          (d) The CNCGC shall determine whether Restricted Stock is to be delivered to the participant with an appropriate legend imprinted on the certificate or if the certificate will be deposited in escrow pending removal of the restrictions.
          9. PERFORMANCE AWARDS. Subject to the terms and provisions of this Plan, the CNCGC, at any time and from time to time, may grant Performance Awards to participants in such amounts and upon such terms as the CNCGC shall determine. Performance Awards may consist of Common Stock of the Company, monetary units, cash, or some combination thereof, to be issued without any payment therefore, in the event that certain performance goals established by the CNCGC are achieved over a period of time designated by the CNCGC. With respect to any grant of Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute, and the regulations promulgated thereunder (the “Code”), the CNCGC shall establish and administer performance goals in the manner described in Section 162(m) of the Code. With respect to Performance Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the CNCGC may not use its discretion to adjust such awards upward from the amounts determined under the pre-established performance standards. The CNCGC shall retain the discretion to adjust such Performance Awards downward, either on a formula or discretionary basis or any combination, as the CNCGC determines.
          In the event that applicable tax or securities laws change to permit CNCGC discretion to alter the governing performance goals without obtaining shareholder approval of such changes, the CNCGC shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the CNCGC determines that it is advisable to grant Performance Awards that shall not qualify as performance-based compensation under Section 162(m) of the Code, the CNCGC may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on performance goals other than those set forth herein.
          The goals established by the CNCGC may include: net earnings or net income (before or after taxes); earnings per share; net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, capital, invested capital, average total capital employed, equity, sales, or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; market share; customer satisfaction; working capital targets; and economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital). The CNCGC may provide in any Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs,

(e) extraordinary items, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Performance Awards to “covered employees” as such term is defined in Code Section 162(m), they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
          In the event the minimum goal is not achieved at the conclusion of the performance period, no payment shall be made to the participant. Actual payment of the award earned shall be in cash or in Common Stock of the Company or in a combination of both, as the CNCGC in its sole discretion determines. If Common Stock of the Company is used, the participant shall not have the right to vote and receive dividends until the actual shares are issued.
          10. STOCK UNITS. A Stock Unit represents the right to receive a share of Common Stock from the Company at a designated time in the future, subject to such restrictions, terms, and conditions set forth in a Stock Unit Agreement as may be established by the CNCGC in its sole discretion. The participant generally does not have the rights of a shareholder until receipt of the Common Stock. A Stock Unit Agreement does not provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the participant would have received if the participant had been the owner of shares of Common Stock rather than Stock Units.
          11. INCENTIVE STOCK OPTIONS. ISOs shall consist of stock options to purchase shares of Common Stock at purchase prices not less than one hundred percent (100%) of the fair market value of the shares on the date the option is granted. The purchase price may be paid (i) by check or, in the discretion of the CNCGC, either (ii) by the delivery of shares of Common Stock of the Company then owned by the participant, (iii) by the withholding of shares of Common Stock of the Company then exercisable under the ISO having a current value (after deduction of the purchase price of the withheld shares) equal to the purchase price or (iv) by a combination of cash and the delivery or withholding or shares of Common Stock of the Company, in the manner provided in the option agreement. ISOs will be exercisable not earlier than six (6) months and not later than ten (10) years after the date they are granted and will terminate not later than three (3) months after termination of employment for any reason other than death or disability. In the event termination of employment occurs as a result of death or disability, such an option will be exercisable for twelve (12) months after such termination to the extent provided in the ISO agreement. In no event shall any ISO be exercised more than ten (10) years after its grant. Leaves of absence granted by the Company for military service, illness, and transfers of employment between the Company and any Subsidiary thereof shall not constitute termination of employment. The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Company and its Subsidiary corporations) shall not exceed one hundred thousand dollars ($100,000). ISOs shall be granted only to employees of the Company or a Subsidiary.
          12. NONQUALIFIED STOCK OPTIONS. NQSOs shall consist of Nonqualified Stock Options to purchase shares of Common Stock at purchase prices not less one hundred percent (100%) of the fair market value of the shares on the date the option is granted. The purchase price may be paid (i) by check or, in the discretion of the CNCGC, either (ii) by the delivery of shares of Common Stock of the Company then owned by the participant, (iii) by the withholding of shares of Common Stock of the Company then exercisable under the NQSO having a current value (after deduction of the purchase price of the withheld shares) equal to the purchase price or (iv) by a combination of cash and Common Stock of the Company, in the manner provided in the option agreement. In no event shall any option be exercised more than ten (10) years after its grant, and an option may terminate earlier following termination of employment or termination of a Director’s services as a Board Member, as provided in the option agreement.
          13. OTHER EQUITY AWARDS. The CNCGC may grant other types of equity-based awards not otherwise described in the Plan in such amounts and subject to such terms as the CNCGC shall determine.

          14. TERMINATION OF EMPLOYMENT. Each award agreement shall set forth the terms and conditions applicable to an award following termination of the participant’s employment with or provision of services to the Company or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the CNCGC, shall be included in the award agreement entered into with each participant, need not be uniform among all awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
          15. VESTING REQUIREMENTS. Except with respect to a maximum of ten percent (10%) of the share authorization: (i) any Full-Value Awards which vest on the basis of the participant’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full-Value Awards which vest upon the attainment of performance goals shall provide for a performance period of at least twelve (12) months, and (ii) the CNCGC may only permit acceleration of vesting of any awards granted under this Plan in the event of the participant’s death, disability, retirement, or a Change in Control. For purposes of this Plan a Full-Value Award means an award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of shares of Common Stock of the Company.
          16. ADJUSTMENT PROVISIONS.
               (a) If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan, the maximum number of shares available to a particular participant, and the number of shares covered by each outstanding benefit shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such benefit shall not be changed. Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.
               (b) Notwithstanding any other provision of this Plan, and without affecting the number of shares of Common Stock reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.
          17. NONTRANSFERABILITY. Each benefit granted under the Plan to a participant shall not be transferable, other than an NQSO to a Permissible Transferee, except by will or the laws of descent and distribution, and shall be exercisable, during the participant’s lifetime, only by the participant or, in the case of an NQSO, a Permissible Transferee. In the event of the death of a participant, exercise or payment shall be made only:
               (a) By or to a Permissible Transferee, the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution; and
               (b) To the extent that the deceased participant was entitled thereto at the date of his or her death.
          For purposes of this Section 17, “Permitted Transferee” shall include (i) one or more members of the participant’s family, (ii) one or more trusts for the benefit of the participant’s family, (ii) one or more trust for the benefit of the participant and/or one or more members of the participant’s family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies, or other entities in which the aggregate interests of the participant and members of the participant’s family exceed eighty percent (80%) of all interests. For this purpose, the participant’s family shall include only the participant’s spouse, children, and grandchildren. Notwithstanding the foregoing, no award granted pursuant to this Plan may be transferred for value (as defined in the General Instructions to Form S-8).

          18. TAXES. The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Company may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. With respect to withholding required upon the exercise of options or SARs, upon the lapse of restrictions on Restricted Stock or Stock Units, or upon the achievement of performance goals related to Performance Awards and Other Equity Awards, participants may elect, subject to approval of the CNCGC, to satisfy their tax withholding requirement, in whole or in part, by having the Company withhold shares having a fair market value on the date the tax is to be determined equal to the required withholding. All such elections shall be subject to such restrictions or limitations that the CNCGC, in its sole discretion, deems appropriate.
          19. BENEFICIARY. A participant may designate one or more persons (concurrently, contingently, or successively) to whom Restricted Stock, Performance Awards, Stock Units, or Other Equity Awards will be distributed and by whom stock options and SARs will be exercisable if the participant dies before receiving complete payment of such amounts. Any such designation must be made on a form acceptable to the Company for this purpose, will be effective on the date received by the Company, and may be revoked by the participant by a subsequent written designation delivered to the Company while the participant is alive. If the participant fails to designate a beneficiary or if no designated beneficiary survives the participant, then any such benefit shall be transferred to the participant’s estate.
          20. TENURE. A participant’s right, if any, to continue to serve the Company and its Subsidiaries as an officer, employee, Director, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.
          21. DURATION, INTERPRETATION, AMENDMENT, AND TERMINATION. No benefit shall be granted more than ten (10) years after the date of the Plan Restatement Effective Date; provided, however, that the terms and conditions applicable to any benefit granted within such period may thereafter be amended or modified by mutual agreement between the Company and the participant or such other person as may then have an interest therein. Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs, and provided further, outstanding options or SARs may not be cancelled in exchange for cash, other awards, or options or SARs with an exercise price that is less than the exercise price of the original options or SARs without the prior approval of the Company’s stockholders. To the extent that any stock options or other benefits which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose, and operational purview of the Plan and the discretion of the CNCGC, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the CNCGC shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan.
          The Board of Directors may amend the Plan from time to time, or terminate the Plan at any time. However, no action authorized by this Section 21 shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent. No amendment of the Plan shall, without approval of the stockholders of the Company, (a) increase the total number of shares of Common Stock of the Company which may be issued under the Plan or increase the amount or type of benefits that may be granted under the Plan; (b) change the minimum purchase price, if any, or shares of Common Stock which may be made subject to benefits under the Plan; or (c) modify the requirements as to eligibility for benefits under the Plan.

          22. CHANGE IN CONTROL OF THE COMPANY. Unless otherwise determined by the CNCGC in connection with the grant of an award as reflected in the applicable award agreement.
          Upon a Change in Control, except to the extent that another award meeting the requirements of Section 22(a) (a “Replacement Award”) is provided to the participant to replace the participant’s outstanding award (the “Replaced Award”), all then-outstanding options and SARs shall become fully vested and exercisable, and all other then-outstanding awards whose exercisability or vesting depends merely on the satisfaction of a service obligation by a participant to the Company or Subsidiary shall vest in full and be free of restrictions related to the vesting of such awards. The treatment of any other awards shall be as determined by the CNCGC in connection with the grant thereof, as reflected in the applicable award agreement.
          Except to the extent that a Replacement Award is provided to the participant, the CNCGC may, in its sole discretion, (i) determine that any or all outstanding awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such award may receive for each share subject to such awards a cash payment (or the delivery of stock, other securities, or a combination of cash, stock, and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with such transaction and the purchase price per share, if any, under the award multiplied by the number of shares of Common Stock subject to such award; provided that if such product is zero or less or to the extent that the award is not then exercisable, the awards will be canceled and terminated without payment therefore.
               (a) An award shall meet the conditions of this Section 22(a) (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award as determined by the CNCGC in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (iii) its other terms and conditions are not less favorable to the participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control); provided that Replacement Awards subject to the requirements of Code Section 409A may be modified to the extent necessary to satisfy the requirements of such section. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the existing award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 22(a) are satisfied shall be made by the CNCGC, as constituted immediately before the Change in Control, in its sole discretion.
               (b) Upon a termination of employment or termination of directorship of a participant, occurring in connection with or during the period of two (2) years after such Change in Control, other than for cause (as defined in an applicable award agreement or, if not defined in an award agreement, as determined in the sole discretion of the CNCGC), (i) all Replacement Awards held by the participant shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all options and SARs held by the participant immediately before the termination of employment or termination of directorship that the participant held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following such termination or until the expiration of the stated term of such option or SAR, whichever period is shorter; provided, that if the applicable award agreement provides for a longer period of exercisability, that provision shall control.
               (c) For purposes of this Plan, Change in Control shall mean:
                    (i) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

                    (ii) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company;
                    (iii) A majority of the members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election;
                    (iv) One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Code Section 409A.
          23. RULES OF CONSTRUCTION. With respect to an award that is subject to Code Section 409A, any term, such as termination of employment, used in the designation of a payment event shall be interpreted in a manner that complies with Code Section 409A and the regulations thereunder.
          24. STOCKHOLDER APPROVAL. The Plan was originally adopted by the Board of Directors February 7, 2006, and became effective on May 2, 2006, the date on which the Plan was approved by the stockholders of the Company. The amendment and restatement of the Plan approved by the Board of Directors on February 9th, 2010 shall be effective on the date the amended and restated Plan is approved by the stockholders of the Company. Unless sooner terminated as provided herein, this Plan shall terminate on the date that immediately precedes the tenth (10th) anniversary of the Plan Restatement Effective Date. After this Plan is terminated, no awards may be granted but awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.